EXHIBIT 11


                    HOMESTAKE MINING COMPANY AND SUBSIDIARIES
                  Computation of Earnings Per Share (unaudited)
                    (In thousands, except per share amounts)

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

                                                               Three Months Ended                Nine Months Ended
                                                                 September 30,                     September 30,
PRIMARY                                                        1996            1995              1996             1995
                                                          -------------   -------------     -------------    ------------
Earnings:
    Net income applicable to primary earnings
           per share calculation                          $      7,427    $      4,945      $     27,856     $    22,684
                                                          =============   =============     =============    ============


Weighted average number of shares outstanding                  146,672         137,949           146,190         137,891
                                                          =============   =============     =============    ============


Net income per share - primary                            $       0.05    $       0.04      $       0.19     $      0.16
                                                          =============   =============     =============    ============



FULLY DILUTED

Earnings:
    Net income                                            $      7,427    $      4,945      $     27,856     $    22,684
    Add:   Interest relating to 5.5% convertible
              subordinated notes, net of tax                     1,629           1,629             4,888           4,888
           Amortization of issuance costs relating
              to 5.5% convertible subordinated notes,
              net of tax                                           111             111               332             332
                                                          -------------   -------------     -------------    ------------
    Net income applicable to fully diluted earnings
           per share calculation                          $      9,167    $      6,685      $     33,076     $    27,904
                                                          =============   =============     =============    ============

Weighted average number of shares outstanding:
    Common shares                                              146,672         137,949           146,190         137,891
    Additional shares relating to conversion of
       5.5% convertible subordinated notes                       6,505           6,505             6,505           6,505
                                                          -------------   -------------     -------------    ------------
                                                               153,177         144,454           152,695         144,396
                                                          =============   =============     =============    ============

Net income per share - fully diluted (a)                  $       0.06    $       0.05      $       0.22     $      0.19
                                                          =============   =============     =============    ============

     (a) This calculation is submitted in accordance with Regulation S-K item 601 (b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

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